Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated May 29, 2015, with respect to the combined financial statements of Lafarge Target Business included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-205561) and related Prospectus of Summit Materials Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

McLean, Virginia

August 5, 2015